Filed Pursuant to Rule 433

Registration No. 333-283035

Issuer Free Writing Prospectus dated May 19, 2025

Relating to Preliminary Prospectus Supplement dated May 19, 2025

QUALCOMM INCORPORATED

$500,000,000 4.500% NOTES DUE 2030 (the “2030 Notes”)
$400,000,000 4.750% NOTES DUE 2032 (the “2032 Notes”)
$600,000,000 5.000% NOTES DUE 2035 (the “2035 Notes”)

PRICING TERM SHEET

May 19, 2025

Issuer:	QUALCOMM Incorporated
Security Description:	4.500% Notes due 2030 4.750% Notes due 2032 5.000% Notes due 2035
Principal Amount:	2030 Notes: $500,000,000 2032 Notes: $400,000,000 2035 Notes: $600,000,000
Maturity Date:	2030 Notes: May 20, 2030 2032 Notes: May 20, 2032 2035 Notes: May 20, 2035
Benchmark Treasury:	2030 Notes: 3.875% due April 30, 2030 2032 Notes: 4.000% due April 30, 2032 2035 Notes: 4.250% due May 15, 2035
Benchmark Treasury Price and Yield:	2030 Notes: 99-05 ¾ / 4.059% 2032 Notes: 98-16 / 4.251% 2035 Notes: 98-12 / 4.453%
Spread to Benchmark Treasury:	2030 Notes: + 45 bps 2032 Notes: + 60 bps 2035 Notes: + 67 bps
Yield to Maturity:	2030 Notes: 4.509% 2032 Notes: 4.851% 2035 Notes: 5.123%
Coupon:	2030 Notes: 4.500% 2032 Notes: 4.750% 2035 Notes: 5.000%
Interest Payment Dates:	2030 Notes: Semi-annually on May 20 and November 20, commencing November 20, 2025
2032 Notes: Semi-annually on May 20 and November 20, commencing November 20, 2025
2035 Notes: Semi-annually on May 20 and November 20, commencing November 20, 2025

Initial Price to Public:	2030 Notes: 99.960% 2032 Notes: 99.407% 2035 Notes: 99.047%
Aggregate Gross Proceeds to the Issuer:	$1,491,710,000
Optional Redemption Provisions:
Make-Whole Call:	2030 Notes: At any time prior to April 20, 2030 at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 10 bps
2032 Notes: At any time prior to March 20, 2032 at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 10 bps
2035 Notes: At any time prior to February 20, 2035 at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 15 bps
Par Call:	2030 Notes: On or after April 20, 2030 at 100% 2032 Notes: On or after March 20, 2032 at 100% 2035 Notes: On or after February 20, 2035 at 100%
Day Count Convention:	30/360
CUSIP / ISIN:	2030 Notes: 747525 BU6 / US747525BU62 2032 Notes: 747525 BV4 / US747525BV46 2035 Notes: 747525 BW2 / US747525BW29
Ratings*:	A2 (Stable) / A (Stable) (Moody’s / S&P)
Trade Date:	May 19, 2025
Settlement Date**:	May 21, 2025 (T+2)
Legal Format:	SEC Registered
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Joint Book-Running Managers:	J.P. Morgan Securities LLC
BofA Securities, Inc.
Barclays Capital Inc.
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Credit Agricole Securities (USA) Inc.
Deutsche Bank Securities Inc.
Loop Capital Markets LLC
Mizuho Securities USA LLC
SMBC Nikko Securities America, Inc.
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.
Co-Managers:	Academy Securities, Inc. Blaylock Van, LLC Telsey Advisory Group LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**Note: The Issuer expects that delivery of the notes will be made to investors on or about the second business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the business day before delivery will be required, by virtue of the fact that the notes initially settle in T+2, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the business day preceding the delivery date of the notes should consult their advisors.

This communication is intended for the sole use of the person to whom it is provided by us.

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you a copy of the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, BofA Securities, Inc. toll-free at 1-800-294-1322, Barclays Capital Inc. toll-free at 1-888-603-5847, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

This pricing term sheet supplements, and should be read in conjunction with, the Issuer’s preliminary prospectus supplement dated May 19, 2025 (the “Preliminary Prospectus Supplement”) and accompanying prospectus dated November 6, 2024 and the documents incorporated and deemed to be incorporated by reference therein.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or other notice was automatically generated as a result of this communication being sent via Bloomberg or another email system.

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